EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference, in the Registration Statement (Form S-8) pertaining to the Rock-Tenn Company 2004 Incentive Stock Plan and the Rock-Tenn Company 1993 Employee Stock Purchase Plan, of our reports dated November 17, 2006, with respect to the consolidated financial statements and schedule of Rock-Tenn Company included in its Annual Report (Form 10-K) for the year ended September 30, 2006, Rock-Tenn Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Rock-Tenn Company, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 8, 2007